Exhibit 10.39

GINKGO BIOWORKS HOLDINGS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of Ginkgo Bioworks Holdings, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company, Soaring Eagle Acquisition Corp. (“SRNG”) or Ginkgo Bioworks, Inc. and any Non-Employee Directors, except for equity compensation previously granted. This Program shall become effective on the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 11, 2021, by and among SRNG, SEAC Merger Sub Inc., and Ginkgo Bioworks, Inc. (the “Effective Date”). The Board may permit Non-Employee Directors to elect to receive equity compensation in lieu of cash compensation.

CASH COMPENSATION

The schedule of annual retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

Position	Amount
Base Board Fee	$50,000
Chair of the Board	$36,000
Lead Independent Director	$25,000
Chair of Audit Committee	$20,000
Chair of Compensation Committee	$15,000
Chair of Nominating and Corporate Governance Committee	$10,000
Member of Audit Committee (non-Chair)	$10,000
Member of Compensation Committee (non-Chair)	$7,500
Member of Nominating and Corporate Governance Committee (non-Chair)	$5,000

For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves. The Annual Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position, for an entire calendar quarter, the Annual Retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable. In addition, the Annual Retainers will be prorated for the first calendar quarter in which the Effective Date occurs, which proration will be based on the number of days of the calendar quarter remaining in such quarter after the Effective Date.

EQUITY COMPENSATION

Subject to the limitations below, each Non-Employee Director shall be granted (i) options to purchase shares of the Company’s Class A common stock (each, an “Option”) having an aggregate Grant Date Fair Value (as defined below) as set forth in the following table, with any partial shares that result being rounded down to the nearest whole share and (ii) a number of restricted stock units (“RSUs”) determined by dividing the amount set forth in the table below by the Fair Market Value (as defined in the Equity Plan; provided, that, “Fair Market Value” on the Effective Date shall be based on the closing sales price for the Company’s Class A common stock on the Effective Date for purposes of this Program) on the date of grant, with any partial shares that result being rounded down to the nearest whole share. The Options and RSUs shall be granted under and subject to the terms and provisions of the Company’s 2021 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be subject to award agreements, including any exhibits attached to the award agreements, in substantially the forms previously approved by the Board.

Equity Award	Amount*
Initial Awards
Initial Option	$400,000
Additional Initial Option	$200,000
Additional Initial RSU	$200,000
Subsequent Awards
Subsequent Option	$200,000
Subsequent RSU	$200,000

* For purposes of an equity award that is an Option, the amount shown in the table refers to the Grant Date Fair Value. “Grant Date Fair Value” shall mean, with respect to an Option, the per share fair value of the Option determined as of the Option’s date of grant by the Company’s Chief Accounting Officer or Chief Financial Officer using the Black-Scholes or another option pricing model and using as inputs into such model (i) the Fair Market Value of a share of the Company’s Class A common stock on the Option’s date of grant and (ii) such other assumptions as reasonably determined by the Chief Accounting Officer or Chief Financial Officer prior to the Option’s date of grant.

A. Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board on or after the Effective Date (excluding any Non-Employee Director who was appointed by SRNG to serve on the Board or any Non-Employee Director who was a member of the Board of Directors of SRNG or Ginkgo Bioworks, Inc. prior to the Effective Date) shall receive the Initial Awards on the date of such initial election or appointment (such date, the “Initial Service Date”); provided, that, the Additional Initial RSU that is related to an Initial Service Date that occurs prior to the filing of the Company’s Registration Statement on Form S-8 relating to the Equity Plan shall not be granted on the date of such Initial Service Date and shall instead be automatically granted on the date such Form S-8 becomes effective, subject to the Non-Employee Director’s continued service to the Company as a Non-Employee Director on such date. Notwithstanding the foregoing, in the event the Initial Service Date does not occur on the same date as an annual meeting of the Company’s stockholders (the “Annual Meeting”), the value of the Additional Initial Option and the Additional Initial RSU shall be Prorated. “Prorated” means the product determined by multiplying (i) the value of the Additional Initial Option and the Additional Initial RSU, by (ii) a fraction, the numerator of which is equal to (x) 365 minus (y) the number of days since the most recent Annual Meeting as of the Initial Service Date, and the denominator of which is 365; provided, that, if the Initial Service Date occurs on or after the Effective Date and prior to the first Annual Meeting that occurs after the Effective Date, the term “Annual Meeting” in clause (y) shall mean May 15, 2021. No Non-Employee Director shall be granted the Initial Awards more than once.

B. Subsequent Awards. A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board as of the date of any Annual Meeting after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted the Subsequent Awards on the date of such Annual Meeting. For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an Annual Meeting of the Company’s stockholders shall only receive the Initial Awards in connection with such election, and shall not receive any Subsequent Awards on the date of such meeting as well.

C. Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive the Initial Awards, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, Subsequent Awards.

D. Terms of Awards Granted to Non-Employee Directors.

1. Exercise Price. The per-share exercise price of each Option granted to a Non-Employee Director shall equal the Fair Market Value of a share of the Company’s Class A common stock on the date the Option is granted.

2. Vesting.

a. Initial Awards. Each Initial Option shall vest and become exercisable in substantially equal installments on each of the first three anniversaries of the date of grant, such that the Initial Option shall be fully vested on the third anniversary of the date of grant. Each Additional Initial Option and the Additional Initial RSUs shall vest and, with respect to the Additional Initial Option, become exercisable, on the day immediately prior to the next Annual Meeting occurring after the Initial Service Date. Vesting of each Initial Award is subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date.

b. Subsequent Awards. Each Subsequent Award shall vest and, with respect to the Subsequent Option, become exercisable, on the earlier of the first anniversary of the date of grant or the day immediately prior to the date of the next Annual Meeting occurring after the date of grant, in either case, subject to the Non-Employee Director continuing in service as a Non-Employee Director through such vesting date.

c. Forfeiture of Awards. Unless the Board otherwise determines, any portion of an Initial Award or Subsequent Award which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested and, as applicable, exercisable. All of a Non-Employee Director’s Initial Awards and Subsequent Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

3. Term. The maximum term of each Option granted to a Non-Employee Director hereunder shall be ten (10) years from the date the Option is granted.

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